EXHIBIT 5


                                          June  29, 1999

Board of Directors
Hungarian Telephone and
  Cable Corp.
100 First Stamford Place
Stamford, Connecticut 06902

Gentlemen:

         I am the General Counsel of Hungarian Telephone and Cable Corp. (the "Company") and have been involved in the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-8 under the Securities Act of 1933, as amended, (the "Registration Statement") covering 250,000 additional shares (the "Shares") of the Company's Common Stock, par value $.001 per share (the "Common Stock"), issuable pursuant to the Company's 1992 Incentive Stock Option Plan, as amended (the "Incentive Plan").

         In this connection, I have reviewed originals or copies, certified or otherwise identified to my satisfaction, of the Company's Certificate of Incorporation, Bylaws, resolutions of its Board of Directors and Committees of its Board of Directors, and such other documents and corporate records as I deemed appropriate for the purpose of giving this opinion.

         Based upon the foregoing, it is my opinion that the Shares of Common Stock, if and when issued pursuant to and in accordance with the Incentive Plan, will be duly and validly issued, fully paid and non-assessable shares of Common Stock of the Company.

         I hereby consent to the filing of this Opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement and to the reference to me under the heading "Legal Matters" in the Registration Statement.


                                    Very truly yours,


                                    /s/PETER T. NOONE
                                    -----------------------------------
                                    PETER T. NOONE
                                    General Counsel